                                                                    EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                                    YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000         1999        1998
                                                              ---------   ---------   ---------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Net income                                                    $   213.1   $   215.5   $   159.1
                                                              ---------   ---------   ---------
                                                              ---------   ---------   ---------
Weighted average number of common shares outstanding
   during each year - basic(1)                                     90.0        94.8        87.1

Weighted average number of common shares and common stock
   equivalents outstanding during each year - diluted(1)           91.2        96.5        89.9

Basic earnings per share(1)                                   $    2.37   $    2.27   $    1.83
                                                              ---------   ---------   ---------
                                                              ---------   ---------   ---------
Diluted earnings per share(1)                                 $    2.34   $    2.23   $    1.77
                                                              ---------   ---------   ---------
                                                              ---------   ---------   ---------

----------
(1) Share and per share data have been restated to reflect the impact of a 2-for-1 split of the Company's stock on March 4, 1998.



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